Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          We have issued our reports dated March 16, 2011, with respect to the financial statements and internal control over financial reporting included in the Annual Report of Insignia Systems, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Insignia Systems, Inc. on Forms S-8:

File No. 333-168715, effective August 10, 2010
File No. 333-161311, effective August 13, 2009
File No. 333-153031, effective August 15, 2008
File No. 333-145506, effective August 16, 2007
File No. 333-127606, effective August 16, 2005
File No. 333-120504, effective November 15, 2004
File No. 333-97513, effective August 1, 2002
File No. 333-65172, effective July 16, 2001

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 16, 2011